Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
plord@pnlifesciences.com

NANOGEN AND FISHER SCIENTIFIC TO EXPAND REACH INTO MOLECULAR

DIAGNOSTICS;

NANOGEN RECEIVES $15 MILLION STRATEGIC INVESTMENT FROM FISHER

SAN DIEGO, Calif. (March 16, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today that Fisher Scientific International Inc. (NYSE: FSH) has agreed to purchase approximately 5.7 million shares of Nanogen common stock at $2.65 per share. Fisher is a leading provider of products and services to the scientific and clinical laboratory markets. Nanogen will use the proceeds from the sale for working capital, acquisitions and other general corporate purposes.

The investment in Nanogen coincides with Fisher’s purchase of Athena Diagnostics, Inc., a leading developer and provider of proprietary molecular diagnostic and immunodiagnostic tests and services. Nanogen and Fisher will collaborate to expand the use of Athena’s proprietary markers and diagnostic assays.

“We are very pleased to initiate this relationship with Fisher,” said Howard C. Birndorf, chairman and CEO of Nanogen. “Fisher shares our vision of developing diagnostic technologies and products for personalized medicine. This is yet another indication that molecular diagnostics for personalized healthcare is gaining momentum and being adopted by mainstream diagnostic laboratories.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. All of the shares of common stock were offered to Fisher Scientific International Inc. pursuant to an effective registration statement that was filed on June 28, 2005.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether the relationship between Nanogen, Fisher and Athena will become a material collaboration for Nanogen, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether the market for Nanogen’s molecular diagnostics technologies and products will further develop, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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